Exhibit 10.32
AMENDMENT TO
KEY EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT
This Amendment to Key Executive Employment and Severance Agreement (“Amendment”) is made and entered into as of the 1st day of January, 2021, by and between Pentair plc, an Irish corporation limited by shares (hereinafter referred to as the “Company”), and ________________ (hereinafter referred to as the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive and the Company are parties to a Key Executive Employment and Severance Agreement made and entered into as of the ___ day of ____________, 20__ (the “KEESA”); and

WHEREAS, the Executive and the Company have mutually agreed to amend the KEESA on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in accordance with Section 19 of the KEESA, and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1. Section 9(a) of the KEESA is hereby deleted in its entirety and replaced with the following language:

(a) Termination Payment. The “Termination Payment” shall be an amount equal to the Annual Cash Compensation times two; provided, however, in the event the Executive’s Termination Date is pursuant to Section 2(b), then the “Termination Payment” shall be an amount equal to the Annual Cash Compensation times two minus any cash amounts received by the Executive under the Pentair plc Executive Officer Severance Plan (if any) as of the date on which a Change in Control of the Company occurs. The Termination Payment shall be paid to the Executive in cash equivalent (i) on the first day of the seventh month following the month in which the Executive’s Separation from Service occurs, without interest thereon, to the extent necessary for compliance with the requirements of Code Section 409A(a)(2)(B) relating to specified employees or (ii) to the extent not so required, within ten (10) business days after the Termination Date. Notwithstanding the foregoing, in the event the Executive’s Termination Date is pursuant to Section 2(b), the Termination Payment shall be paid within ten (10) business days after the date of the Change in Control of the Company (as defined without reference to Section 2(b)), without interest. Such lump sum payment shall not be reduced by any present value or similar factor, and the Executive shall not be required to mitigate the amount of the Termination Payment by securing other employment or otherwise, nor will such Termination Payment be reduced by reason of the Executive securing other employment or for any other reason, except as provided in subsection (b) below. The Termination Payment shall be in lieu of, and acceptance by the Executive of the Termination Payment shall constitute the Executive’s release of any rights of the Executive to, any other cash severance payments under any Company severance policy, practice or agreement.

2. Section 9(c)(ii)(A) of the KEESA is hereby amended to delete the last sentence of Section 9(c)(ii)(A).

3. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the KEESA.

4. Other than as expressly provided in this Amendment, the KEESA shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PENTAIR PLC

By:

Its:

Attest:

Its:

EXECUTIVE:

Address: